Exhibit 99.1

Sirius XM Holdings Reports Fourth Quarter and Full-Year 2025 Results; Exceeds 2025 Guidance and Highlights Continued Free Cash Flow Growth with Stable 2026 Outlook

•2025 Full-Year Revenue of $8.56 Billion
•Full-Year Net Income of $805 Million
•Full-Year Adjusted EBITDA of $2.67 Billion1
•Full-Year Free Cash Flow of $1.26 Billion1
•Signed new 3-year contract with Howard Stern, while bringing in other leading voices
•Podcasting grew 41% in 2025, on top of 12% growth in 2024
•Expect financial stability and free cash flow growth in 2026 toward 2027 $1.5 Billion goal2

NEW YORK – February 5, 2026 – Sirius XM Holdings today reported its fourth quarter and full-year 2025 operating and financial results. Fourth quarter revenue was $2.19 billion, flat to last year, while full-year 2025 revenue totaled $8.56 billion, representing a decline of 2% compared to 2024. Net income was $99 million for the fourth quarter compared to net income of $287 million in the prior year period, while net income was $805 million for full-year 2025 compared to net loss of $2,075 million in the prior year. Earnings (loss) per diluted common share were $0.24 for the fourth quarter and $2.23 for the full year, compared to $0.83 and $(6.14), respectively for the same periods in 2024.

Adjusted EBITDA was $691 million in the fourth quarter of 2025, up slightly compared to $688 million in the same 2024 period. Full-year adjusted EBITDA was $2.67 billion in 2025, reflecting a 2% decline compared to $2.73 billion in 2024. The decrease was mainly due to lower subscriber revenue and higher general and administrative expenses and subscriber acquisition costs, partially offset by lower product and technology, transmission, and sales and marketing costs. The adjusted EBITDA margin for 2025 was 31%, approximately flat to prior year.

“We entered 2025 with renewed strategic focus as a fully independent public company, and we’re pleased to have overdelivered on our commitments, finishing the year with a strong fourth quarter, meaningful free cash flow growth, and exceeding our full-year guidance,” said Jennifer Witz, Chief Executive Officer. “In 2026, we are providing robust guidance that we believe reflects the overall stabilization of the business as we continue to lean into our strengths — our unique programming, leadership in the car, and audio advertising capabilities — to create deeper connections with listeners, deliver unparalleled audio experiences, and drive compelling results for our shareholders.”
“Our 2025 results reflect strong execution throughout the year. We beat our previously raised guidance, surpassed our cost savings target with $250 million of in-year incremental gross savings and drove strong free cash flow of $1.26 billion, which we allocated thoughtfully across high-ROI investments, deleveraging, and returns to shareholders,” said Zac Coughlin, Chief Financial Officer. “As we look to 2026, our focus remains on financial discipline, a low-to-mid 3x leverage ratio, and continued free cash flow growth toward our $1.5 billion 2027 objective.”

1 Non-GAAP financial measure. Refer to pg. 11 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.
2 Free cash flow is a non-GAAP financial measure. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile expected free cash flow measures to their most directly comparable financial measure under GAAP without unreasonable effort.

BUSINESS AND PROGRAMMING HIGHLIGHTS
The company delivered a strong quarter and full year, exceeding guidance and achieving year-over-year growth in free cash flow. Throughout the year, the company maintained a disciplined focus on its core in-car subscription offering, advertising business expansion, and efficiency initiatives.

In the fourth quarter, programming continued to be a key driver of subscriber engagement. The company renewed its agreement with Howard Stern, securing three additional years of exclusive interviews with leading figures across music, comedy, and entertainment. The company also expanded and deepened its roster of influential voices across news, culture, sports, and more. During the quarter, new basketball and soccer programming debuted, a full-time Megyn Kelly channel launched, and the year closed with more than 20 fan-favorite seasonal channels celebrating the holidays.

The company continues to focus on enhancing the subscriber experience throughout the customer journey. 360L penetration continued to expand, now in over 50% of all new SiriusXM-enabled vehicles and representing a growing portion of its 180 million enabled fleet. Additionally, during the fourth quarter, the company’s multi-year automotive dealer subscription program continued to scale, now live with more than 15 automotive brands. Service transfers to new vehicles were simplified with the launch of Continuous Service, and Companion Plans were introduced, enabling customers to extend access across vehicles and family members, delivering even more value for subscribers.

In 2025, the company cemented its leadership in audio advertising across 170 million listeners. The SiriusXM Podcast Network became #1 in the nation in weekly listener reach per Edison Research, representing more of the top 20 podcasts than any other network. Additionally, half of the nominees in the inaugural Best Podcast category at the Golden Globe Awards are part of the SiriusXM Podcast Network, including Call Her Daddy, SmartLess, and The Mel Robbins Podcast. The company continues to expand its cross-platform sales strategy, integrating social and video inventory from top creators like MrBallen.

SEGMENT HIGHLIGHTS
Sirius XM Holdings Inc. operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2025. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Fourth Quarter and Full-Year 2025 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay net subscribers increased by approximately 110 thousand in the fourth quarter of 2025, reflecting benefits from the launch of Continuous Service and approximately 80 thousand incremental self-pay net adds from the earlier-than-planned introduction of companion subscriptions. For the full-year 2025, self-pay subscribers decreased by 301 thousand. Self-pay monthly churn improved slightly year-over-year to 1.5% in 2025, down from 1.6% in 2024, driven by continued strong performance across vehicle-related and non-pay churn. The company ended the year with approximately 33 million total subscribers. Paid promotional subscribers increased by 8 thousand during the fourth quarter and increased by 2 thousand for the full-year 2025. The total trial funnel stood at 7.2 million at the end of 2025, down from 7.3 million in 2024.

SiriusXM Full-Year Revenue of $6.42 Billion
In 2025, SiriusXM’s total revenue was $6.42 billion, a 2% decrease from 2024. The decrease was primarily driven by a reduction in subscriber revenue, reflecting a smaller average base of self-pay subscribers and more customers on promotional plans, partially offset by the effects of rate increases on certain self-pay plans. Additionally, for the full-year 2025, Average Revenue Per User (ARPU) decreased $0.10 to $15.11, reflecting an increase in self-pay subscribers on promotional plans, partially offset by rate increases on certain self-pay plans. In the fourth quarter of 2025, ARPU increased $0.06 to $15.17, reflecting the impact of the March rate increase, partially offset by an increase in subscribers on promotional plans.

SiriusXM Full-Year Gross Profit of $3.82 Billion and Gross Margin of 59%
Total cost of services at SiriusXM was $2.60 billion for 2025, down slightly from $2.64 billion in 2024. Gross profit totaled $3.82 billion, down 2% from $3.91 billion in 2024, resulting in a gross margin of 59%, down from 60% in 2024.

Pandora and Off-Platform Fourth Quarter and Full-Year 2025 Segment Highlights
Pandora and Off-Platform Full-Year Revenue of $2.14 Billion
Pandora and Off-Platform revenue totaled $2.14 billion for the full-year 2025, roughly in-line with 2024 as advertising revenue increased 1% to $1.62 billion, offset by a 3% reduction in subscriber revenue to $526 million. The increase in advertising revenue was driven by revenue generated from podcasts, programmatic, and technology fees, partially offset by reduced advertiser demand in streaming music. The decrease in subscriber revenue reflects a smaller subscriber base, partially offset by the full-year impact of the 2024 price increases on Pandora subscription plans. Pandora Plus and Pandora Premium ended 2025 with 5.6 million self-pay subscribers and Pandora had a total of 41.1 million monthly active users.

Pandora and Off-Platform Full-Year Gross Profit of $670 Million and Gross Margin of 31%
Total cost of services in 2025 increased by 2% to $1.47 billion compared to $1.44 billion in the prior year, primarily driven by a 3% increase in revenue share. Gross profit during the year was $670 million, down 5% from 2024, resulting in a gross margin of 31% compared to 33% in 2024. The decrease in gross profit was primarily due to lower advertiser demand in streaming music, partially offset by higher gross profit generated from the podcasting business.

ADDITIONAL FINANCIAL HIGHLIGHTS
Subscriber acquisition costs (SAC) increased by 12% year-over-year to $414 million in 2025. The increase was primarily driven by contractual changes with certain automakers and higher costs related to the migration to the wideband chipset. Sales and marketing expenses decreased by 16% year-over-year to $714 million and product and technology costs fell by 9% year-over-year to $229 million.

The company generated $1.26 billion in free cash flow in 2025, up 24% from $1.02 billion in 2024. This increase reflects the elimination of Liberty transaction costs, lower cash taxes paid, lower capital expenditures, and continued operating discipline.

In the fourth quarter of 2025, SiriusXM distributed $91 million through dividends and repurchased $46 million in shares, returning $137 million to shareholders. For the full year, dividends to stockholders totaled $365 million while share repurchases reached $136 million, resulting in $501 million in total returns to shareholders for the year. The company ended 2025 with a net debt-to-adjusted EBITDA ratio of 3.6 times and continues to target a long-term leverage ratio in the low-to-mid 3’s range, which we expect to achieve in the fourth quarter this year.

2026 FULL-YEAR FINANCIAL GUIDANCE
Guidance for 2026 revenue, adjusted EBITDA, and free cash flow are as follows:
•Total revenue of approximately $8.5 billion,
•Adjusted EBITDA of approximately $2.6 billion, and
•Free cash flow of approximately $1.35 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile projected adjusted EBITDA and free cash flow to their most directly comparable financial measure under GAAP without unreasonable effort.

FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Revenue:	(unaudited)	(unaudited)
Subscriber revenue	$1,626	$1,633	$6,486	$6,616
Advertising revenue	491	477	1,772	1,773
Equipment revenue	48	42	178	182
Other revenue	28	36	122	128
Total revenue	2,193	2,188	8,558	8,699
Operating expenses:
Cost of services:
Revenue share and royalties	720	717	2,850	2,835
Programming and content	161	155	619	611
Customer service and billing	110	113	449	448
Transmission	47	53	191	225
Cost of equipment	3	3	9	10
Subscriber acquisition costs	100	97	414	369
Sales and marketing	199	219	760	894
Product and technology	72	71	263	296
General and administrative	142	119	549	497
Depreciation and amortization	141	123	547	578
Impairment, restructuring and other costs	272	12	436	3,453
Total operating expenses	1,967	1,682	7,087	10,216
Income (loss) from operations	226	506	1,471	(1,517)
Other income (expense), net
Interest expense	(111)	(117)	(459)	(496)
Gain on extinguishment of debt	—	12	—	12
Other income (expense), net	20	(8)	44	136
Total other expense	(91)	(113)	(415)	(348)
Income (loss) before income taxes	135	393	1,056	(1,865)
Income tax expense	(36)	(106)	(251)	(210)
Net income (loss)	$99	$287	$805	$(2,075)
Net income (loss) per common share:
Basic	$0.29	$0.85	$2.38	$(6.14)
Diluted	$0.24	$0.83	$2.23	$(6.14)
Weighted average common shares outstanding:
Basic	336	339	338	338
Diluted	356	359	357	338
Dividends declared per common share	$0.27	$0.27	$1.08	$1.068

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$94	$162
Receivables, net	761	676
Related party current assets	25	21
Prepaid expenses and other current assets	218	290
Total current assets	1,098	1,149
Property and equipment, net	2,260	2,109
FCC licenses	8,610	8,610
Other intangible assets, net	1,455	1,579
Goodwill	12,390	12,390
Equity method investments	941	1,043
Other long-term assets	483	641
Total assets	$27,237	$27,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,290	$1,284
Accrued interest	171	172
Current portion of deferred revenue	976	1,050
Current maturities of debt	1,058	61
Other current liabilities	47	48
Related party current liabilities	111	116
Total current liabilities	3,653	2,731
Long-term deferred revenue	92	82
Long-term debt, including $579 and $594 measured at fair value at December 31, 2025 and December 31, 2024, respectively	8,648	10,314
Deferred tax liabilities	2,238	2,220
Other long-term liabilities	1,043	1,100
Total liabilities	15,674	16,447
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 335 and 339 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Accumulated other comprehensive loss, net of tax	(50)	(46)
Additional paid-in capital	—	—
Treasury stock, at cost; 45 thousand and 26 thousand shares of common stock at December 31, 2025 and December 31, 2024, respectively	(1)	(1)
Retained earnings	11,614	11,121
Total stockholders’ equity	11,563	11,074
Total liabilities and stockholders’ equity	$27,237	$27,521

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(in millions)	2025	2024
Cash flows from operating activities:
Net income (loss)	$805	$(2,075)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	547	578
Non-cash impairment and restructuring costs	228	3,355
Non-cash interest expense, net of amortization of premium	18	24
Realized and unrealized gains on financial instruments, net	(25)	(115)
Gain on extinguishment of debt	—	(12)
Share of losses of equity method investments, net	124	116
Share-based payment expense	179	200
Deferred income tax expense (benefit)	29	(161)
Amortization of right-of-use assets	42	44
Other charges, net	40	46
Changes in operating assets and liabilities:
Receivables and other assets	(84)	(128)
Deferred revenue	(64)	(150)
Payables and other liabilities	59	19
Net cash provided by operating activities	1,898	1,741
Cash flows from investing activities:
Additions to property and equipment	(653)	(728)
Other investing activities, net	(94)	(242)
Net cash used in investing activities	(747)	(970)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(33)	(44)
Revolving credit facility borrowings	1,462	2,105
Revolving credit facility repayments	(1,442)	(2,105)
Proceeds from long-term borrowings, net of costs	—	1,100
Repayments of long-term borrowings	(699)	(1,809)
Common stock repurchased and retired	(136)	(6)
Dividends paid	(365)	(143)
Other financing activities, net	(6)	(14)
Net cash used in financing activities	(1,219)	(916)
Net decrease in cash, cash equivalents and restricted cash	(68)	(145)
Cash, cash equivalents and restricted cash at beginning of period (1)	170	315
Cash, cash equivalents and restricted cash at end of period (1)	$102	$170
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of December 31,
(in millions)	2025	2024
Cash and cash equivalents	$94	$162
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$102	$170

Unaudited Results
Set forth below are our results of operations for the three and twelve months ended December 31, 2025 compared with the three and twelve months ended December 31, 2024. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2025 vs 2024 Change
					Three Months		Twelve Months
(in millions)	2025	2024	2025	2024	Amount	%	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,494	$1,499	$5,960	$6,076	$(5)	—%	$(116)	(2)%
Advertising revenue	41	43	157	167	(2)	(5)%	(10)	(6)%
Equipment revenue	48	42	178	182	6	14%	(4)	(2)%
Other revenue	28	36	122	128	(8)	(22)%	(6)	(5)%
Total SiriusXM revenue	1,611	1,620	6,417	6,553	(9)	(1)%	(136)	(2)%
Pandora and Off-platform:
Subscriber revenue	132	134	526	540	(2)	(1)%	(14)	(3)%
Advertising revenue	450	434	1,615	1,606	16	4%	9	1%
Total Pandora and Off-platform revenue	582	568	2,141	2,146	14	2%	(5)	—%
Total revenue	2,193	2,188	8,558	8,699	5	—%	(141)	(2)%
Cost of services
SiriusXM:
Revenue share and royalties	388	388	1,542	1,565	—	—%	(23)	(1)%
Programming and content	135	130	521	517	5	4%	4	1%
Customer service and billing	91	92	370	364	(1)	(1)%	6	2%
Transmission	39	41	157	186	(2)	(5)%	(29)	(16)%
Cost of equipment	3	3	9	10	—	—%	(1)	(10)%
Total SiriusXM cost of services	656	654	2,599	2,642	2	—%	(43)	(2)%
Pandora and Off-platform:
Revenue share and royalties	332	329	1,308	1,270	3	1%	38	3%
Programming and content	17	16	61	58	1	6%	3	5%
Customer service and billing	18	20	74	79	(2)	(10)%	(5)	(6)%
Transmission	7	11	28	34	(4)	(36)%	(6)	(18)%
Total Pandora and Off-platform cost of services	374	376	1,471	1,441	(2)	(1)%	30	2%
Total cost of services	1,030	1,030	4,070	4,083	—	—%	(13)	—%
Subscriber acquisition costs	100	97	414	369	3	3%	45	12%
Sales and marketing	189	208	714	849	(19)	(9)%	(135)	(16)%
Product and technology	64	62	229	252	2	3%	(23)	(9)%
General and administrative	119	103	466	429	16	16%	37	9%
Depreciation and amortization	141	123	547	578	18	15%	(31)	(5)%
Impairment, restructuring and other costs	272	12	436	3,453	260	2167%	(3,017)	(87)%
Legal settlements and reserves	11	3	30	3	8	267%	27	900%
Share-based payment expense (1)	41	44	181	200	(3)	(7)%	(19)	(10)%
Total operating expenses	1,967	1,682	7,087	10,216	285	17%	(3,129)	(31)%
Income (loss) from operations	226	506	1,471	(1,517)	(280)	(55)%	2,988	197%
Other income (expense), net
Interest expense	(111)	(117)	(459)	(496)	6	5%	37	7%
Gain on extinguishment of debt	—	12	—	12	(12)	nm	(12)	nm
Other income (expense), net	20	(8)	44	136	28	(350)%	(92)	(68)%
Total other expense	(91)	(113)	(415)	(348)	22	19%	(67)	(19)%
Income (loss) before income taxes	135	393	1,056	(1,865)	(258)	(66)%	2,921	157%
Income tax expense	(36)	(106)	(251)	(210)	70	66%	(41)	(20)%
Net income (loss)	$99	$287	$805	$(2,075)	$(188)	(66)%	$2,880	139%

Adjusted EBITDA	$691	$688	$2,665	$2,732	$3	—%	$(67)	(2)%

Gross Profit - SiriusXM	$955	$966	$3,818	$3,911	$(11)	(1)%	$(93)	(2)%
Gross Margin % - SiriusXM	59%	60%	59%	60%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$208	$192	$670	$705	$16	8%	$(35)	(5)%
Gross Margin % - Pandora and Off-platform	36%	34%	31%	33%	2%	6%	(2)%	(6)%

nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2025	2024	2025	2024
Programming and content - SiriusXM	$8	$8	$34	$33
Customer service and billing - SiriusXM	1	1	5	5
Transmission - SiriusXM	1	1	5	4
Programming and content - Pandora and Off-platform	1	1	3	3
Transmission - Pandora and Off-platform	—	—	1	1
Sales and marketing	10	11	46	45
Product and technology	8	9	34	44
General and administrative	12	13	53	65
Total share-based payment expense	$41	$44	$181	$200

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the period ended September 30, 2025.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of December 31, 2025 compared to December 31, 2024:

	As of December 31,		2025 vs 2024 Change
(subscribers in thousands)	2025	2024	Amount	%
SiriusXM
Self-pay subscribers	31,345	31,646	(301)	(1)%
Paid promotional subscribers	1,582	1,580	2	—%
Ending subscribers	32,927	33,226	(299)	(1)%
Sirius XM Canada subscribers	2,437	2,516	(79)	(3)%

Pandora and Off-platform
Monthly active users - all services	41,112	43,344	(2,232)	(5)%
Self-pay subscribers	5,630	5,774	(144)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2025 and 2024. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2025 vs 2024 Change
					Three Months		Twelve Months
(subscribers in thousands)	2025	2024	2025	2024	Amount	%	Amount	%
SiriusXM
Self-pay subscribers	110	149	(301)	(296)	(39)	(26)%	(5)	(2)%
Paid promotional subscribers	8	(79)	2	(353)	87	110%	355	101%
Net additions	118	70	(299)	(649)	48	(69)%	350	54%
Weighted average number of subscribers	32,785	33,118	32,797	33,292	(333)	(1)%	(495)	(1)%
Average self-pay monthly churn	1.4%	1.5%	1.5%	1.6%	(0.1)%	(7)%	(0.1)%	(6)%
ARPU (1)	$15.17	$15.11	$15.11	$15.21	$0.06	—%	$(0.10)	(1)%
SAC, per installation	$16.59	$17.19	$18.21	$14.55	$(0.60)	(3)%	$3.66	25%

Pandora and Off-platform
Weighted average number of subscribers	5,687	5,856	5,698	5,929	(169)	(3)%	(231)	(4)%
Ad supported listener hours (in billions)	2.33	2.39	9.75	9.94	(0.07)	(3)%	(0.19)	(2)%
Advertising revenue per thousand listener hours (RPM)	$103.40	$108.37	$91.78	$100.59	$(4.97)	(5)%	$(8.81)	(9)%

Total Company
Adjusted EBITDA	$691	$688	$2,665	$2,732	$3	—%	$(67)	(2)%
Free cash flow	$541	$516	$1,256	$1,015	$25	5%	$241	24%

(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $43 and $41 for the three months ended December 31, 2025 and 2024, respectively, and $169 and $164 for the years ended December 31, 2025 and 2024, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss):	$99	$287	$805	$(2,075)
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	11	3	30	3
Former Parent operating costs	—	—	—	15
Impairment, restructuring and other costs	272	12	436	3,453
Share-based payment expense	41	44	181	200
Depreciation and amortization	141	123	547	578
Interest expense	111	117	459	496
Gain on extinguishment of debt	—	(12)	—	(12)
Other income, net	(20)	8	(44)	(136)
Income tax expense	36	106	251	210
Adjusted EBITDA	$691	$688	$2,665	$2,732

Reconciliation of Free Cash Flow:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash Flow information
Net cash provided by operating activities	$680	$679	$1,898	$1,741
Net cash used in investing activities	(159)	(178)	(747)	(970)
Net cash used in financing activities	(506)	(466)	(1,219)	(916)
Free Cash Flow
Net cash provided by operating activities	680	679	1,898	1,741
Additions to property and equipment	(144)	(165)	(653)	(728)
Sales of other investments	5	2	11	2
Free cash flow	$541	$516	$1,256	$1,015

Reconciliation of SAC, per installation:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Subscriber acquisition costs, excluding connected vehicle services	$100	$97	$414	$369
Less: margin from sales of radios and accessories, excluding connected vehicle services	(45)	(39)	(169)	(172)
	$55	$58	$245	$197
Installations (in thousands)	3,328	3,357	13,452	13,545
SAC, per installation (a)	$16.59	$17.19	$18.21	$14.55
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc.
Sirius XM Holdings is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 170 million listeners, The company offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more information, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Quarterly Report on Form 10-Q for the period ended September 30, 2025 which is filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition, and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers, and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and Increasing interested and expectations regarding sustainable business practices by our various stakeholders and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated or previously associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the SEC and available at www.sec.gov, as updated by our periodic filings with the SEC. The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Investor.Relations@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com